Filed Pursuant to Rule 433

Registration No. 333-221898

October 10, 2018

U.S.$400,000,000
TransCanada PipeLines Limited

Re-Opening of 4.250% Senior Notes due 2028

This Pricing Term Sheet should be read together with the preliminary prospectus supplement of TransCanada PipeLines Limited dated October 10, 2018 (the “Preliminary Prospectus Supplement”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

Issuer:	TransCanada PipeLines Limited

Security:	4.250% Senior Notes due 2028

Re-Opening Size:	U.S.$400,000,000

The notes offered hereby will be part of the same series of notes as the U.S.$1,000,000,000 aggregate principal amount of 4.250% Senior Notes due 2028 issued and sold by TransCanada PipeLines Limited on May 7, 2018. Immediately upon settlement, the new 2028 Notes offered hereby will have the same CUSIP number and will trade interchangeably with the existing 2028 Notes, and the aggregate principal amount of the existing notes and the notes offered hereby will be U.S.$1,400,000,000

Maturity Date:	May 15, 2028

Coupon:	4.250%

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2018

Price to Public:	98.533% plus accrued interest from May 7, 2018 to, but excluding, the settlement date.

All such pre-issuance accrued interest from May 7, 2018 will be paid by purchasers of the notes. On November 15, 2018, the Issuer will pay this pre-issuance accrued interest, along with accrued interest from the settlement date to, but excluding, November 15, 2018, to holders of the notes who are holders of record on November 1, 2018.

Re-Opening Benchmark Treasury:	2.875% due August 15, 2028

Re-Opening Benchmark Treasury Price and Yield:	96-30+ / 3.239%

Re-Opening Spread to Benchmark Treasury:	120 basis points

Re-Opening Yield:	4.439%

Optional Redemption:	At any time at the greater of par or a discount rate of Treasury plus 20 basis points

At Par Redemption:	On or after February 15, 2028

Trade Date:	October 10, 2018

Expected Settlement Date:	October 12, 2018 (T+2)

CUSIP:	89352HAW9

ISIN:	US89352HAW97

Anticipated Ratings:*	A3 (negative outlook) by Moody’s Investors Service, Inc. BBB+ (stable) by Standard & Poor’s Ratings Services A- (stable) by Fitch Ratings Inc.

Joint Bookrunners:	J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.

Co-Managers:	Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Wells Fargo Securities, LLC

In addition to the pricing information set forth above, the Preliminary Prospectus Supplement will be updated to reflect the following changes:

The “Certain Income Tax Considerations—Certain U.S. Federal Income Tax Considerations” section will be amended to add the following paragraph as the seventh paragraph:

Qualified Reopening and Pre-Issuance Accrued Interest

It is anticipated and the following discussion assumes that the issuance of new 2028 Notes offered hereby will constitute a “qualified reopening” of the issuance of the existing 2028 Notes, within the meaning of the applicable U.S. Treasury Regulations. Consequently, for U.S. federal income tax purposes the “issue price” of a new 2028 Note offered hereby will equal the issue price of the existing 2028 Notes (i.e., 99.611% of the principal amount thereof), and the issue date of the new 2028 Notes offered hereby will be considered to be the issue date of the existing 2028 Notes. Additionally, a portion of the price paid for new 2028 Notes offered hereby will be allocable to interest that “accrued” prior to the issuance of the new 2028 Notes offered hereby, or “pre-issuance accrued interest.” To the extent a portion of a beneficial holder’s purchase price is allocable to pre-issuance accrued interest, a portion of the first stated interest payment equal to the amount of pre-issuance accrued interest will be treated as a nontaxable return of such purchase price to the holder, rather than as interest income. Amounts treated as a return of purchase price will reduce a beneficial holder’s adjusted tax basis in the new 2028 Notes offered hereby by a corresponding amount.

The “Certain Income Tax Considerations—Certain U.S. Federal Income Tax Considerations—Payments of Interest” and “—Sale, Retirement or Other Taxable Disposition of the Notes” sections will be amended to delete in its entirety the text thereof and replace it with the following text:

Payments of Interest

Except as described above with respect to pre-issuance accrued interest paid on the 2028 Notes, each payment of interest on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is accrued or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Interest on the notes will constitute income from sources without the U.S. and will be “passive category income” for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws. The rules governing the foreign tax credit are complex, and U.S. Holders should consult their tax advisors regarding the availability of the credit under their particular circumstances.

Sale, Retirement or Other Taxable Disposition of the Notes

A U.S. Holder will recognize a gain or loss on the sale, retirement or other taxable disposition of a note equal to the difference between the amount realized on the sale or retirement (except to the extent of accrued and unpaid interest, or pre-issuance interest for the 2028 Notes, which will be taxable as ordinary interest income) and the U.S. Holder’s tax basis in the note (generally, the price the U.S. Holder paid for the note decreased, for the 2028 Notes, by any amount attributable to pre-issuance accrued interest that has already been paid to such U.S. Holder and any amortizable bond premium previously amortized). As a general rule, such gain or loss recognized on the sale or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if the note was held for more than one year. Such income or loss will generally constitute income or loss from sources within the U.S. for purposes of computing the foreign tax credit allowable under the U.S. federal income tax laws.

For non-corporate U.S. Holders, including individuals, long-term capital gains generally are taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations.

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Deutsche Bank Securities Inc. toll free at (800) 503-4611.

U.S.$1,000,000,000
TransCanada PipeLines Limited

5.100% Senior Notes due 2049

Issuer:	TransCanada PipeLines Limited

Security:	5.100% Senior Notes due 2049

Size:	U.S.$1,000,000,000

Maturity Date:	March 15, 2049

Coupon:	5.100%

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2019

Price to Public:	99.728%

Benchmark Treasury:	3.125% due May 15, 2048

Benchmark Treasury Price and Yield:	94-18 / 3.418%

Spread to Benchmark Treasury:	170 basis points

Yield:	5.118%

Optional Redemption:	At any time at the greater of par or a discount rate of Treasury plus 25 basis points

At Par Redemption:	On or after September 15, 2048

Trade Date:	October 10, 2018

Expected Settlement Date:	October 12, 2018 (T+2)

CUSIP:	89352HAZ2

ISIN:	US89352HAZ29

Anticipated Ratings:*	A3 (negative outlook) by Moody’s Investors Service, Inc.
BBB+ (stable) by Standard & Poor’s Ratings Services
A- (stable) by Fitch Ratings Inc.

Joint Bookrunners:	J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.

Co-Managers:	Citigroup Global Markets Inc.
MUFG Securities Americas Inc.
Credit Suisse Securities (USA) LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Barclays Capital Inc.
Wells Fargo Securities, LLC

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Deutsche Bank Securities Inc. toll free at (800) 503-4611.